CONFIRMING STATEMENT




This statement confirms that the undersigned has authorized and designated each of Phillip Casey, Amy K. Koenig, and Tom D. Stevens, and Amber Gonzales signing singly, to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Black Hills Corporation (the "Company"). The authority of Phillip Casey, Amy K. Koenig, and Tom D. Stevens, and Amber Gonzales under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of the Company, unless earlier revoked in writing. The execution of this confirming statement hereby revokes all prior authorizations. The undersigned acknowledges that Phillip Casey, Amy
K. Koenig, and Tom D. Stevens, and Amber Gonzales are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, amended.







Date: November 4, 2024            /s/ Sarah Wiltse

				Name: Sarah Wiltse